Pursuant to Rule 424(b)(3)
                                                 Registration File No. 333-79749


PROSPECTUS

                         AUTOMATIC DATA PROCESSING, INC.

                                1,395,546 Shares

                                  Common Stock

                            ------------------------


      This prospectus relates to the public                      Our company's shares of common stock
offering, which is not being underwritten,                 are traded on the New York Stock
of 1,395,546 shares of our company's                       Exchange, the Chicago Stock Exchange and
common stock.  The common stock is held                    the Pacific Stock Exchange under the
by some of the former stockholders of                      symbol "AUD."  On June 24, 1999, ADP's
Dealer Solutions Holdings, Inc., who are                   stock price on the New York Stock
listed on pages two through five of this                   Exchange was $40.25.
document.  These stockholders obtained
their shares of ADP common stock by
virtue of a merger between our company
and Dealer Solutions.

      These stockholders may sell their ADP
shares at prices which are based on the
market price of the stock in negotiated
transactions. ADP will not receive any of the proceeds from the sale of the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ADP common stock to be issued in connection with this document or determined that this document is accurate or adequate. Any representation to the contrary is a criminal offense.


                                  June 25, 1999

                                Table of Contents


THE COMPANY ..............................................................    1

USE OF PROCEEDS ..........................................................    1

THE SELLING STOCKHOLDERS .................................................    2

PLAN OF DISTRIBUTION .....................................................    6

EXPERTS ..................................................................    6

LEGAL OPINION ............................................................    6

WHERE YOU CAN FIND MORE INFORMATION ......................................    7

                                   THE COMPANY

         Our company is engaged in the computing services business. With over 425,000 clients, we are one of the largest companies in the world dedicated to providing computerized transaction processing, data communications and information services. Our services include:

o        payroll, payroll tax and human resource management;

o        securities transaction processing and investor communication services;

o industry-specific computing and consulting services for auto and truck dealers; and

o computerized auto repair estimating, auto parts availability services and fee and utilization audits of bodily injury claims.

         Our company's principal executive offices are located at One ADP Boulevard, Roseland, New Jersey 07068.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.

                            THE SELLING STOCKHOLDERS

         Except as set forth below, the selling stockholders listed in the table below received their shares of ADP common stock from our company by virtue of a merger of an indirect wholly owned subsidiary of ADP into Dealer Solutions Holdings, Inc. The selling stockholders were Dealer Solutions shareholders at the time of the merger and received their ADP shares in exchange for their shares of Dealer Solutions common or preferred stock. In connection with this merger, we agreed to register the shares of ADP common stock received by the selling stockholders so that they may resell their ADP shares if they so desire.

         We list below with respect to the selling stockholders (1) the number of ADP shares beneficially owned after the merger and prior to the offering covered by this prospectus, (2) the maximum number of ADP shares which may be sold in the offering and (3) the number of ADP shares which will be beneficially owned after the offering, assuming the sale of all the shares set forth in (2) above.

                                       Beneficial Ownership                             Beneficial Ownership
                                        Prior to Offering        Shares To Be              After Offering
Selling Stockholder                     Shares   Percentage         Offered           Shares         Percentage
-------------------                     ------   ----------         -------           ------         ----------
AutoNation DS                      368,807            *           368,807              0                 0
  Investments,
Inc.(1)(2)
Warburg Pincus                     875,447(3)         *           116,346           759,101              0
  Emerging Growth
  Fund
Gerlach & Co.                       20,942            *            20,942               0                0
Mass Mutual                          5,817            *             5,817               0                0
  Participation
  Investors
Mass Mutual                        11,634             *             11,634              0                 0
 Corporate Investors
Massachusetts Mutual               31,413             *             31,413              0                 0
 Life Insurance
 Company

                                       Beneficial Ownership                             Beneficial Ownership
                                        Prior to Offering        Shares To Be              After Offering
Selling Stockholder                     Shares   Percentage         Offered           Shares         Percentage
-------------------                     ------   ----------         -------           ------         ----------
Lincoln Trust                       23,269         *                  23,269           0                0
   Company, Custodian
   FBO Herbert F.
   Boeckmann, II IRA
Karl L. and Thyra J.                 2,326         *                   2,326           0                0
   Boeckmann
John L. Kendall                      4,653         *                   4,653           0                0
Dodge Financial                     79,674         *                  79,674           0                0
   Family Limited
   Partnership(2)
Studebaker Family                   73,499         *                  73,499           0                0
   Limited Partnership(2)
Michael S. Castleman,              122,303         *                 122,303           0                0
   Jr.(2)
RNR Properties, Ltd.(2)             82,863         *                  82,863           0                0
Kevin H. Whalen(2)                  27,620         *                  27,620           0                0
BKC CARMan, Inc.(2)                 63,738         *                  63,738           0                0
DC CARMan, Inc.(2)                  39,836         *                  39,836           0                0
Timberwilde Investment              39,386         *                  39,386           0                0
   Partners (2)
Kent S. Bradshaw(2)                 38,552         *                  38,552           0                0
Kent S. Bradshaw(2)(4)                 582         *                     582           0                0
Kent S. Bradshaw(2)(5)                 191         *                     191           0                0
S. Bond McCall, III(2)              23,285         *                  23,285           0                0
Robert D. Remy(2)                   20,316         *                  20,316           0                0
Larry Clark(2)                      18,176         *                  18,176           0                0
Douglas A. Dawson(2)                15,934         *                  15,934           0                0
John Traver(2)                      13,649         *                  13,649           0                0
Margaret Sager Pfeffer               4,944         *                   4,944           0                0
   Estate Trust(2)(6)
Margaret Sager Pfeffer               4,944         *                   4,944           0                0
   Estate Trust(2)(7)
Charles F. White, III(2)             7,967         *                   7,967           0                0
Edward Barton                        7,967         *                   7,967           0                0
   Prideaux(2)
Michael W. Hines(2)                  7,967         *                   7,967           0                0

                                                  Beneficial Ownership                  Shares        Beneficial Ownership
                                                   Prior to Offering                     To Be           After Offering
Selling Stockholder                               Shares    Percentage                  Offered     Shares         Percentage
-------------------                               ------    ----------                  -------     ------         ----------
Raymond L. Chilton                                 3,983        *                         3,983       0                0
   Jr.(2)
Ray Taggart Chilton(2)                             1,992        *                         1,992       0                0
Gene Alan Chilton(2)                               1,992        *                         1,992       0                0
Ron Schwartz(2)                                    7,967        *                         7,967       0                0
Mark L. Elkins(2)                                  7,651        *                         7,651       0                0
Robert Noell &                                     7,203        *                         7,203       0                0
   Associates, Inc.(2)
Robert G. Gregory(2)                               6,424        *                         6,424       0                0
Joe Romero(2)                                      4,762        *                         4,762       0                0
Madison Lee Oden(2)                                5,975        *                         5,975       0                0
John G. Oates(2)                                   6,874        *                         6,874       0                0
Paul C. Gregory(2)                                 5,672        *                         5,672       0                0
Stephen P. Amante(2)                               5,100        *                         5,100       0                0
Alan S. Ratterree(2)                               3,983        *                         3,983       0                0
E. Blake Mosher(2)                                 3,983        *                         3,983       0                0
Derrik Deyhimi (2)                                 3,983        *                         3,983       0                0
Raymond O. McCall (2)                              3,983        *                         3,983       0                0
Robert B. Cannon(2)                                3,983        *                         3,983       0                0
William Scott Sitzes(2)                            3,983        *                         3,983       0                0
Steven Dwight Brown(2)                             3,983        *                         3,983       0                0
Beverly M. Holland(2)                              3,585        *                         3,585       0                0
Blake Anthony Pfeffer(2)                           2,390        *                         2,390       0                0
Scott Smith (2)                                    2,373        *                         2,373       0                0
David R. Mosley(2)                                 3,046        *                         3,046       0                0
Don Pelham(2)                                      1,992        *                         1,992       0                0
Randy Rieter(2)                                    1,992        *                         1,992       0                0
Patrick Amante(2)                                  1,169        *                         1,169       0                0
Michael J. Sailor(2)                                 825        *                           825       0                0
Kirk Matthew Pfeffer(2)                              796        *                           796       0                0
Mike Shaw(2)                                         686        *                           686       0                0
Rene Romero(2)                                       527        *                           527       0                0
John Walls(2)                                        635        *                           635       0                0
Michael Rainwater(2)                                 738        *                           738       0                0
Larry Stewart(2)                                     738        *                           738       0                0
John Varkey(2)                                       738        *                           738       0                0
Doug Bainbridge(2)                                   527        *                           527       0                0

                                                  Beneficial Ownership                  Shares        Beneficial Ownership
                                                   Prior to Offering                     To Be           After Offering
Selling Stockholder                               Shares    Percentage                  Offered     Shares         Percentage
-------------------                               ------    ----------                  -------     ------         ----------
Don McGee(2)                                       263          *                         263         0                0

-------------------------

*        Less than 1%.

(1) Includes 116,346 shares of ADP common stock which will be received in exchange for this holder's Dealer Solutions preferred stock.

(2) Under the terms of the merger agreement, approximately 27% of the total number of shares of ADP common stock which this holder is otherwise entitled to receive in exchange for its shares of Dealer Solutions common stock will be held in escrow to indemnify ADP against losses specified in the merger agreement. In addition, this holder's proportionate interest in 2,327 of the shares of ADP common stock issuable to the former holders of Dealer Solutions common stock are being deposited with Robert G. Gregory in his capacity as escrow representative and indemnification representative of the former shareholders of Dealer Solutions. These shares may be used by Mr. Gregory to pay certain administrative and other expenses incurred by him as more fully described in the merger agreement. Any balance of such shares will be distributed to this holder at the times indicated in the merger agreement.

(3)      Includes 759,101 shares of ADP common stock acquired before the merger.

(4)      As custodian for Brian Travis Bradshaw, Uniform Transfers to Minors
         Act/Texas.

(5) As custodian for Tyler Matthew Bradshaw, Uniform Transfers to Minors Act/Texas.

(6)      As trustee for Kirk Matthew Pfeffer.

(7)      As trustee for Blake Anthony Pfeffer.

                              PLAN OF DISTRIBUTION

         We are registering 1,395,546 shares of ADP common stock on behalf of the selling stockholders. We issued all of these shares in connection with our acquisition of Dealer Solutions Holdings, Inc.

         The selling stockholders may choose to sell their shares from time to time on the New York Stock Exchange, the Chicago Stock Exchange and/or the Pacific Stock Exchange, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in privately negotiated transactions or through a combination of these methods. In addition, these selling stockholders may choose one or more of the following alternatives:

o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         The selling stockholders and any broker-dealers who act in connection with the sale of their shares of ADP common stock under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of ADP common stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. ADP has agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.


                                     EXPERTS

         The financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended June 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated in this prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL OPINION

         James B. Benson, Esq., Vice President, Secretary and General Counsel of ADP, will issue an opinion about the legality of the ADP common stock being offered by this prospectus. As of the date of this prospectus, Mr. Benson beneficially owns 75,504 shares of ADP's common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including our filings, are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov."

         Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Stock Exchange, and such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the office of the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60603, and the offices of the Pacific Stock Exchange, 618 South Spring Street, Los Angeles, California 90015 and 301 Pine Street, San Francisco, California 94104.

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act. This prospectus is a part of the registration statement and constitutes a prospectus of our company for the ADP common stock to be sold by the selling stockholders. As allowed by the Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important business and financial information about us to you that is not included in or delivered with this prospectus by referring you to those documents.

         The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the offering of our company's shares of common stock:

1.       Annual Report on Form 10-K of ADP for the fiscal year ended June 30,
         1998.

2. Quarterly Reports on Form 10-Q filed by ADP for the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999.

3. The description of ADP common stock contained in ADP's Registration Statement on Form 8-A.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         James B. Benson, Esq.,
         Vice President, Secretary and General Counsel
         Automatic Data Processing, Inc.
         One ADP Boulevard
         Roseland, New Jersey 07068
         Telephone requests may be directed to (973) 974-5000.

         We have not authorized anyone to give any information or make any representation about our company that differs from or adds to the information in this prospectus or in our documents or the documents that we publicly file with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

         The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.